NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2017 First Quarter Results

•	Revenue Increases 5.7% Over First Quarter 2016
•	Gross Profit Increases 7.7% Over First Quarter 2016
•	EBITDA Increases to $248 Thousand, a $79 Thousand Increase Over First Quarter 2016

FITCHBURG, MA, May 11, 2017 – Micron Solutions Inc. (NYSE MKT: MICR) (the “Company”), which is, through its wholly-owned subsidiary, Micron Products, Inc., a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding, announced results for its first quarter ended March 31, 2017.

“We are pleased to report increased revenue, gross profit, gross margin and EBITDA in the first quarter of 2017, as compared to both the trailing and prior year quarters,” commented Salvatore Emma Jr., President and CEO.

“In the first quarter, the Company successfully completed several validation projects for our customers related to new product introductions.  We are working with several medical device customers to provide more value through vertical integration across their supply chain and allowing us to provide more services.  Services such as clean-room packaging, heat treating, and other outsourced processes have been added to our repertoire.

Thermoplastic injection molding sales increased largely due to growth in the automotive, military and law enforcement industries.  Sensor sales decreased due in part to lower shipments and price concessions, but order volume for the year looks stable.”

“We are also pleased to announce that our bank has notified the Company that the renewal of its credit facility has been approved with substantially the same terms of the existing agreement,” added Mr. Emma.

First Quarter 2017 Review

$ In thousands	Q1 2017	Q1 2016	$ Change	% Change
Net sales	$5,265	$4,983	$282	5.7%
Gross profit	$738	$685	$53	7.7%
Gross margin	14.0%	13.7%
Net loss	$(214)	$(384)	$170
Diluted loss per share	$(0.08)	$(0.14)	$0.06

The increase in net sales in the first quarter of 2017, compared with the same prior year period was from thermoplastic injection molded products as well as sales of tooling, net of deferred revenue.  The increase was partly offset by lower sales of sensors and orthopedic implant components and instruments.

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Micron Solutions, Inc. Reports 2017 First Quarter Results

May 11, 2017

The increase in gross profit was primarily from thermoplastic injection molding, net tooling and sensors, partially offset by lower gross profit from orthopedic implant components and instruments.

EBITDA(1) (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense) for the first quarter of 2017 was $248 thousand compared with $169 thousand for the same period in 2016.  (1)See attached table for additional important disclosures regarding the Company’s use of EBITDA, as well as a reconciliation of net income (loss) from continuing operations to EBITDA.

Liquidity

At March 31, 2017, the Company had cash on hand of $265 thousand and working capital of $1.1 million as compared to $380 thousand and $1.5 million at December 31, 2016.      In the first quarter 2017, accounts receivable increased $965 thousand due to higher sales in the last two weeks of March, and inventory increased $293 thousand due in part to higher work-in-process inventory.  To support working capital needs, the Company borrowed $825 thousand from its revolver in the first quarter 2017.  Additionally, capital expenditures of $494 thousand were largely funded by $314 thousand from the equipment line of credit.

The Company believes that the cash flows from its operations, together with its existing working capital, increased booked orders, new customers, the renewal of the revolver and other resources, will be sufficient to fund operations at current levels and repay debt obligations over the next twelve months.  In May 2017, the Company’s bank approved the renewal of the Company’s revolver with a one year term maturing in June 2018.  The Company expects to receive a commitment letter from the bank in May 2017 and expects to close on the renewal in June 2017.

Outlook:

“In the first quarter of 2017, we continued to execute on our strategic growth initiatives while also facing several challenges presented by our validation requirements.  These projects strained our capacity in the first quarter, which negatively impacted our financial results.  We have made several improvements in quality systems, capacity and our ability to meet customer requirements.  We believe we have laid a solid foundation for further improvement and are focused on returning to profitability,” concluded Mr. Emma.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

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Micron Solutions, Inc. Reports 2017 First Quarter Results

May 11, 2017

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to renew our credit facility and manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch
Chief Financial Officer
978.345.5000

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Micron Solutions, Inc. Reports 2017 First Quarter Results

May 11, 2017

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(214)	$(384)
Other (income) expense	(24)	(1)
Interest expense	64	60
Depreciation and amortization	396	361
Impairment of intangibles	—	118
Share-based compensation	26	15
EBITDA	$248	$169
EBITDA margin %	4.7%	3.4%

(1) Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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